Exhibit 8.1

[DATE]

El Paso Corporation

1001 Louisiana Street

Houston, Texas 77002

Kinder Morgan, Inc.

500 Dallas St., Suite 1000

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to El Paso Corporation (“Company”), a Delaware corporation, in connection with the proposed (i) merger (the “First Merger”) of Sirius Merger Corporation (“Merger Sub One”), a Delaware corporation and direct, wholly owned subsidiary of Sirius Holdings Merger Corporation (“New EP”), a Delaware corporation and direct, wholly owned subsidiary of the Company, with and into the Company, (ii) conversion (the “LLC Conversion”) of the Company into a Delaware limited liability company, (iii) merger (the “Second Merger”) of Sherpa Merger Sub, Inc. (“Merger Sub Two”), a Delaware corporation and a direct, wholly owned subsidiary of Kinder Morgan, Inc. (“Parent”), a Delaware corporation, with and into New EP, and (iv) merger (the “Third Merger”) of New EP with and into Sherpa Acquisition, LLC (“Merger Sub Three”), a Delaware limited liability company and a direct, wholly owned subsidiary of Parent, in each case pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of October 16, 2011, by and among Parent, Merger Sub Two, Merger Sub Three, New EP, Merger Sub One and Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

El Paso Corporation

Kinder Morgan, Inc.

In providing our opinion, we have examined the Agreement, the Registration Statement, the joint proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by Parent (on behalf of itself, Merger Sub Two and Merger Sub Three) and Company (on behalf of itself, New EP and Merger Sub One) in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Third Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “in the belief of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Parent, Merger Sub Two, Merger Sub Three, Company, Merger Sub One and New EP and their respective subsidiaries will treat the First Merger, the LLC Conversion, the Second Merger and the Third Merger for United States federal income tax purposes in a manner consistent with the opinions set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, (i) the First Merger and the LLC Conversion, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the Second Merger and the Third Merger, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Company or Parent of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,